Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC.

ANNOUNCES ADDITIONAL SHARE REPURCHASE

Fort Lauderdale, Fla., August 14, 2013—Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE) announced that it has repurchased 241,933 shares of the Company’s common stock in a privately negotiated transaction with Norman Meier, the former Secretary and a former director of the Company, at $7.57 per share. The repurchase price represents a discount of 10.4 percent from yesterday’s closing price of the Company’s common stock.

Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, stated, “Including today’s transaction, we have now repurchased nearly 7.3 million shares of our common stock during 2013, with a weighted average purchase price of $4.46 per share, which is a substantial discount to the current market price. Through these collective transactions, which began on April 1, 2013, we have reduced our shares of common stock outstanding by approximately 18 percent compared to March 31, 2013. Following our strong second quarter 2013 results, we are pleased to execute another stock repurchase at a discount to the market price and believe that the stock repurchases reflect our commitment to improved shareholder value.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended June 30, 2013.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com